Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Reports Fourth Quarter and Full Year 2020 Financial Results

Full Year 2020 vs. Full Year 2019:

Net Revenues: $97.4 million, a 20% increase

Net Income: $17.3 million, a 15.9 million increase,

Adjusted EBITDA: $26.2 million, a 44% increase, and

Adjusted EBITDA margin of 27%, a 4.4% increase

Company Reaffirms Full Year 2021 Guidance:

Net Revenues of $107 million - $110 million,

Adjusted EBITDA of $29 million - $30 million, and

Operating Cash Flow of $21 million - $23 million.

Rochester Hills, Michigan, March 17, 2021 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights:

●	Net revenues were $24.7 million, an increase of 14% vs. prior year.
●	Gross profit was $15.0 million, an increase of 16% vs. prior year.
●	Gross margin was 60.7%, an improvement of 1.1% vs. prior year.
●	Net income of $10.7 million, or $0.49 per diluted share, an improvement of $9.9 million compared to the net income of $0.8 million, or $0.04 per diluted share, during the prior year.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.2 million, an increase of 14% vs. prior year.

Full Year Highlights:

●	Net revenues were $97.4 million, an increase of 20% vs. prior year.
●	Gross profit was $58.8 million, an increase of 25% vs. prior year.

●	Gross margin was 60.3%, an improvement of 2.5% vs. prior year.
●	Net income of $17.3 million, or $0.80 per diluted share, an improvement of $15.9 million compared to the net income of $1.4 million, or $0.07 per diluted share, during the prior year.
●	Adjusted EBITDA was $26.2 million, an increase of 44% vs. prior year.
●	Operating cash flow was $20.3 million, an increase of 46% vs. prior year.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “Full year 2020 was a record year for InfuSystem, characterized by net revenue growth of 20%, net income growth of $15.9 million and Adjusted EBITDA growth of 44%. Despite the ongoing challenges of the COVID-19 pandemic, our business continued to exhibit strength and serves as a testament of our team’s commitment and dedication to get the job done under difficult market conditions. I am extremely proud of their exceptional accomplishments made during the year.”

“The strength of our two operating platforms – Integrated Therapy Services (ITS) and Durable Medical Equipment Services (DME) – allowed us to successfully navigate the Company through these unprecedented times. The growing importance of home health care was clearly demonstrated in 2020 as our services allow patients to leave the hospital and other medical facilities to continue their medical treatment at home in a safe environment. Our pain management therapy continues to gain traction as we treated a record number of patients in 2020 despite limited access to medical facilities and the broad postponement of elective surgeries during the year. I believe our business model positions InfuSystem for long-term success. Looking ahead, our goal for pain management is to double revenues in each of the next two years and to capture 5% to 10% of the estimated $600 million negative pressure home health care market opportunity in the next three to five years.”

Mr. DiIorio continued, “We have a very strong and experienced team in place to continue to successfully execute on our strategic business plan. The financial condition of the Company is as strong as it has ever been and was recently improved with a new $75 million credit facility, that enables us to effectively capitalize on strategic growth opportunities as they become available. Our goal is to add and successfully launch a fourth therapy in 2021. Our service platforms are device agnostic and I believe we are operating in a position of strength as we scale up our two platforms with new therapies and products for the coming years.”

“Looking forward, I am reaffirming our full year 2021 guidance with net revenues to be with the ranges of $107 million to $110 million; Adjusted EBITDA to be within the range of $29 million to $30 million; and operating cash flow between the range of $21 million to $23 million. Our guidance reflects our best estimates given the current market conditions. I am confident InfuSystem is well positioned to meet the rising demand for in-home health care services as we focus on the successful execution of our growth strategy to expand our two operating platforms with new therapies and improving patient outcomes in 2021 and beyond, concluded Mr. DiIorio.”

2020 Fourth Quarter Financial Review

Results of operations

Net revenues for the fourth quarter ended December 31, 2020 were $24.7 million, an increase of $3.0 million, or 14%, compared to $21.7 million for the prior year fourth quarter. The increase was due to continued market penetration in Oncology, a strong market demand for infusion pumps in the DME Services segment and growth in both pain management and the new Negative Pressure Wound Therapy (“NPWT”).

ITS net revenue, of $15.7 million during the 2020 fourth quarter increased $1.3 million, or 9.4%, as compared to the same prior year period. This increase was primarily due to favorable changes in the competitive environment for oncology services. The increase in net revenues for pain management and net revenue for NPWT, which was not offered in the prior year fourth quarter, modestly contributed to the overall growth in net revenue but were significant on a percentage basis. On a combined basis these therapies added an additional $0.4 million in revenue, during the 2020 fourth quarter, and grew by over 56% as compared to the fourth quarter of 2019.

DME Services net revenue during the fourth quarter of 2020 of $9.0 million increased $1.7 million, or 23%, as compared to the same prior year period. This performance was driven by strong market demand for infusion pumps attributable to the COVID-19 pandemic, expansion of our market share with national home infusion service providers and the addition of new devices to our product offerings stemming from new partnerships with certain device manufacturers. During the 2020 fourth quarter these activities mainly benefited rental revenues, which increased by $1.1 million as compared to the same prior year period. Sales of new and pre-owned medical equipment increased by $0.4 million during the 2020 fourth quarter as compared to the 2019 fourth quarter.

Gross profit for the fourth quarter of 2020 of $15.0 million increased $2.0 million, or 16%, from $12.9 million for the fourth quarter of 2019.  Gross margin increased to 60.7%, during this period as compared to 59.6% during the prior year fourth quarter, an increase of 1.1%. These improvements were driven by the increase in net revenues, improved operating leverage and favorable revenue mix.  Both operating segments contributed to these improvements.

ITS gross profit was $10.3 million during the fourth quarter of 2020, an increase of $0.7 million, or 7.4%, compared to the same prior year period. ITS gross margin decreased to 65.5%, a decrease of 1.2% from the same prior year period, mainly due to pump repair costs and partially offset by improved collection thruput.

DME Services gross profit during the fourth quarter of 2020 was $4.7 million, an increase of $1.3 million, or 40%, over the same prior year period. The DME gross margin increased to 52.2%, compared to 45.8%, an increase of 6.4%, from the same prior year period. The improvement was primarily due to the increase in proportionally higher net revenues from equipment rentals, which typically have higher margins than other types of DME revenue such as sales of new medical equipment.

General and administrative (“G&A”) expenses for the fourth quarter of 2020 were $10.2 million, an increase of 27% from $8.0 million for the fourth quarter of 2019.  The increase of $2.2 million was largely due to an increase in employee compensation reflecting higher staff levels supporting the growth in revenue volumes over the past 12 months, increases in short and long-term incentive compensation and annual inflation.

During the fourth quarter of 2020 the Company recorded a tax benefit totaling $9.9 million. This included a benefit associated with the reversal of a deferred tax valuation allowance totaling $11.2 million resulting from management’s conclusion that the allowance was no longer needed since, as of December 31, 2020, the Company had generated significant pre-tax income on a three-year cumulative basis prompting management to assess available positive and negative evidence regarding the recovery of our net deferred tax assets. Due to this assessment, it was determined that it is more likely than not that the Company will recognize the benefits of its federal and state net deferred tax assets. Without the valuation allowance reversal, the Company would have recorded a provision for income taxes of $1.5 million which would have represented an effective tax rate of 19.4%. This adjusted effective tax rate differed from the U.S. statutory rate mainly due to permanent differences in the amounts of equity compensation expense recognized for book versus tax purposes.

Net income for the fourth quarter of 2020 was $10.7 million, or $0.49 per diluted share, an improvement of $9.9 million compared to the same prior year period, which included the favorable benefit of the deferred tax valuation allowance reversal discussed above. Net income for the fourth quarter of 2019 was $0.8 million, or $0.04 per diluted share.

Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2020 was $6.2 million, or 24.9% of net revenue, and increased by $0.8 million or 14% over Adjusted EBITDA for the same prior year quarter of $5.4 million, or 24.9% of prior period net revenue.

Balance sheet, cash flows and liquidity

During the fourth quarter of 2020, operating cash flow increased to $7.6 million, a 75% increase over the prior year fourth quarter. The increase was primarily a result of a significant increase in net income, as adjusted for noncash items, and a reduction in working capital during the 2020 fourth quarter as compared to an increase during the same prior year period. Similar to the trend during the 2020 third quarter, working capital decreased during the 2020 fourth quarter to return to normal operating levels after having increased during the first half of 2020 as a result of our COVID-19 preparedness initiatives. Our capital expenditures, which include purchases of medical devices, totaled $4.1 million during the 2020 fourth quarter representing a $2.1 million reduction as compared to the same prior year period.

The favorable cash flow during the fourth quarter of 2020 increased our available liquidity. Our net debt, a non-GAAP measure (calculated as total debt of $38.8 million less cash and cash equivalents of $9.6 million) as of December 31, 2020 was $29.2 million representing a reduction of $3.7 million during the 2020 fourth quarter as compared with the end of the 2020 third quarter amount.

Full Year 2021 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2021 with net revenues estimated to be within the range of $107.0 million to $110.0 million; Adjusted EBITDA estimated to be within the range of $29.0 million to $30.0 million; and operating cash flow projected to be within the range of $21.0 million to $23.0 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be 27% for the year. Additionally, the Company is providing guidance on investing cash flows, which includes cash used to purchase medical devices and other capital expenditures and cash provided by the sale of used equipment, for the full year 2021 to be within the range of $12 million to $15 million.

The full year 2021 guidance reflects management’s current expectation for operational performance, given the current market conditions, as well as various COVID-19 pandemic-related uncertainties. The Company cannot predict the degree to which the COVID-19 pandemic will ultimately, negatively or positively, impact future business, financial condition, results of operations and cash flows. It may also heighten other risks to which the Company is subject, including risks discussed in our most recent annual report on Form 10-K. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call

The Company will also conduct a conference call for all interested investors on Wednesday, March 17, 2021, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2020 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10152717, through March 24, 2021.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, and Wound Therapy businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payor clients. The DME Services segment is comprised of direct payor rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-K for the year ended December 31, 2020 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	December 31,		December 31,
	2020	2019	2020	2019

Net revenues	$24,711	$21,710	$97,388	$81,115
Cost of revenues	9,715	8,763	38,629	34,233
Gross profit	14,996	12,947	58,759	46,882

Selling, general and administrative expenses:
Provision for doubtful accounts	257	67	791	37
Amortization of intangibles	1,060	1,076	4,285	4,402
Selling and marketing	2,398	2,452	9,661	9,932
General and administrative	10,246	8,041	35,195	28,986

Total selling, general and administrative	13,961	11,636	49,932	43,357

Operating income	1,035	1,311	8,827	3,525
Other expense:

Interest expense	(237)	(468)	(1,255)	(1,904)
Other expense	(9)	(26)	(29)	(97)

Income before income taxes	789	817	7,543	1,524
Provision for income taxes	9,881	(12)	9,789	(163)
Net income	$10,670	$805	$17,332	$1,361

Net income per share:
Basic	$0.53	$0.04	$0.86	$0.07
Diluted	0.49	0.04	0.80	0.07
Weighted average shares outstanding:
Basic	20,245,500	19,852,450	20,106,940	19,731,498
Diluted	21,729,440	21,321,415	21,717,216	20,839,396

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

	Three Months Ended
	December 31,		Better/
(in thousands, except share and per share data)	2020	2019	(Worse)

Net revenues:
ITS	$15,703	$14,358	$1,345
DME Services (inclusive of inter-segment revenues)	10,423	8,351	2,072
Less: elimination of inter-segment revenues	(1,415)	(999)	(416)
Total	24,711	21,710	3,001
Gross profit (exclusive of certain inter-segment allocations):
ITS	11,708	10,580	1,128
DME Services	3,288	2,367	921
Total	14,996	12,947	2,049
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,293	9,581	712
DME Services	4,703	3,366	1,337
Total	14,996	12,947	2,049

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Twelve Months Ended
	December 31,		Better/
(in thousands, except share and per share data)	2020	2019	(Worse)

Net revenues:
ITS	$61,072	$51,540	$9,532
DME Services (inclusive of inter-segment revenues)	41,686	33,363	8,323
Less: elimination of inter-segment revenues	(5,370)	(3,788)	(1,582)
Total	97,388	81,115	16,273
Gross profit (exclusive of certain inter-segment allocations):
ITS	45,143	36,851	8,292
DME Services	13,616	10,031	3,585
Total	58,759	46,882	11,877
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	39,773	33,063	6,710
DME Services	18,986	13,819	5,167
Total	58,759	46,882	11,877

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

NET INCOME TO ADJUSTED EBITDA:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2020	2019	2020	2019

GAAP net income	10,670	805	17,332	1,361
Adjustments:
Interest expense	237	468	1,255	1,904
Income tax provision	(9,881)	12	(9,789)	163
Depreciation	2,473	2,213	9,740	7,940
Amortization	1,060	1,076	4,285	4,402

Non-GAAP EBITDA	$4,559	$4,574	$22,823	$15,770

Stock compensation costs	1,388	217	2,610	997
Expense in connection with the corporate office lease		72	-	252
Office move expenses	-	216	17	258
Early termination fees for capital leases	-	-	-	190
Shareholder costs	-	-	30	23
Management reorganization/transition costs	116	24	521	76
Fees to integrate business of other provider	-	11	-	163
Certain other non-recurring costs	97	296	220	491
Non-GAAP Adjusted EBITDA	$6,160	$5,410	$26,221	$18,220

GAAP Net Revenues	$24,711	$21,710	$97,388	$81,115
Non-GAAP Adjusted EBITDA Margin	24.9%	24.9%	26.9%	22.5%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share data)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$9,648	$2,647
Accounts receivable, net	14,720	12,097
Inventories	3,001	2,899
Other current assets	2,402	1,662

Total current assets	29,771	19,305
Medical equipment for sale or rental	1,603	1,306
Medical equipment in rental service, net of accumulated depreciation	35,611	33,225
Property & equipment, net of accumulated depreciation	4,296	4,037
	-	-
Intangible assets, net	11,177	15,463
Operating lease right of use assets	4,461	5,733
Deferred income taxes	9,967	-
Other assets	105	155

Total assets	$96,991	$79,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,779	$7,962
Current portion of long-term debt	9,423	8,082
Other current liabilities	6,795	5,803

Total current liabilities	22,997	21,847

Long-term debt, net of current portion	29,378	30,295
Deferred income taxes	-	104
Operating lease liabilities, net of current portion	3,864	4,644

Total liabilities	$56,239	$56,890

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,816,193 and 20,297,704, as of December 31, 2020, respectively, and issued and outstanding 23,400,625 and 19,882,136, as of December 31, 2019, respectively.	2	2
Additional paid-in capital	84,785	83,699
Retained deficit	(44,035)	(61,367)

Total stockholders’ equity	40,752	22,334

Total liabilities and stockholders’ equity	$96,991	$79,224

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2020	2019
OPERATING ACTIVITIES
Net income	$17,332	$1,361
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	791	37
Depreciation	9,740	7,940
Loss on disposal of medical equipment and other assets	418	638
Gain on sale of medical equipment	(3,577)	(1,453)
Amortization of intangible assets	4,285	4,402
Amortization of deferred debt issuance costs	17	37
Stock-based compensation	2,610	997
Deferred income taxes	(10,071)	104
Changes in Assets - Increase:
Accounts receivable	(2,631)	(1,560)
Inventories	(102)	(645)
Other current assets	(740)	(290)
Other assets	(186)	(129)
Changes in Liabilities - Increase:
Accounts payable and other liabilities	2,394	2,436
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,280	13,875
INVESTING ACTIVITIES
Purchase of medical equipment	(15,820)	(19,669)
Purchase of property and equipment	(1,094)	(2,926)
Proceeds from sale of medical equipment, property and equipment	4,752	2,952
NET CASH USED IN INVESTING ACTIVITIES	(12,162)	(19,643)
FINANCING ACTIVITIES
Principal payments on term loans, equipment line, revolving credit facility and other financing	(37,180)	(4,868)
Cash proceeds from 2019 equipment line, equipment line, revolving credit facility and other financing	37,587	9,436
Debt issuance costs	-	(6)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,714)	(717)
Cash proceeds from stock plans	190	252
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,117)	4,097
Net change in cash and cash equivalents	7,001	(1,671)
Cash and cash equivalents, beginning of year	2,647	4,318
Cash and cash equivalents, end of year	$9,648	$2,647